Exhibit 99.1

For Immediate Release

NUVERRA ENVIRONMENTAL SOLUTIONS COMPLETES

REVISED $200 MILLION REVOLVING CREDIT FACILITY

SCOTTSDALE, Ariz. (Feb. 3, 2014) – Nuverra Environmental Solutions (NYSE: NES), a leading provider of full-cycle environmental solutions to energy and industrial end-markets, announced today that it has converted its existing Bank Credit Facility (the “Facility”) into a $200 million revolving credit facility (the “Revised Facility”) that is designed to enhance liquidity and financial flexibility, as well as reduce the Company’s overall cost of debt.

The Revised Facility amends the Company’s existing Facility and will be used to replace debt drawn under the existing Facility and support ongoing working capital needs and other general corporate purposes, including growth initiatives and the potential repurchase of a portion of the Company’s currently outstanding 9.875% Senior Notes due 2018 (the “Senior Notes”). The $200 million Revised Facility also includes a $25 million accordion feature that can be used to increase the size of the Revised Facility. The Revised Facility does not include various financial covenants contained in the existing Facility, such as maximum total leverage and minimum interest coverage ratios. The Revised Facility contains a 3.0x maximum ratio of senior secured debt to Adjusted EBITDA covenant, among other customary covenants. The Company’s $400 million Senior Notes are not secured and thus not included in the senior secured debt ratio covenant calculation.

Jay Parkinson, Executive Vice President & Chief Financial Officer, said, “On our third-quarter 2013 earnings conference call, we outlined several key initiatives we were taking to strengthen our balance sheet and position us for future growth in our core shale solutions business. These steps included restructuring our credit facility and divesting our Industrial Solutions segment. This revision of our facility represents the first pillar of our strategy and provides us additional financial flexibility to execute on our growth plan and potentially repurchase a portion of our Senior Notes to reduce our overall cost of debt. We are very pleased that all of our lead banks participated in this Revised Facility and appreciate their ongoing support.”

The Revised Facility, which matures at the earlier of five years from closing date or 90 days prior to the maturity of other material indebtedness including the Senior Notes due 2018, is secured by substantially all of the Company’s assets. Pricing is based on a grid depending on excess availability, ranging from LIBOR + 1.75% to LIBOR + 2.50%, with anticipated pricing at close of LIBOR + 2.25%. The availability of the facility is determined by a borrowing base formula determined by advance rates against the Company’s accounts receivable and equipment. The full $200 million facility will be immediately available to the Company, based on the borrowing base as of the closing date. In addition, the Company’s borrowing base as of the closing date would be sufficient to support further expansion of the facility up to the full $25 million accordion feature, subject to the satisfaction of the other terms and conditions contained in the credit documents.

All of the lead banks in the current Facility participated in the Revised Facility. Wells Fargo Bank served as the joint lead arranger, joint bookrunner, and the administrative agent and RBS Citizens and Bank of America both served as joint lead arrangers and joint bookrunners.

For Immediate Release

About Nuverra Environmental Solutions, Inc.

Nuverra Environmental Solutions is among the largest companies in the United States dedicated to providing comprehensive and full-cycle environmental solutions to customers in energy and industrial end-markets. Nuverra focuses on the delivery, collection, treatment, recycling, and disposal of restricted solids, water, wastewater, used motor oil, spent antifreeze, waste fluids and hydrocarbons. The Company continues to expand its suite of environmentally compliant and sustainable solutions to customers who demand stricter environmental compliance and accountability from their service providers.

Interested parties can access additional information about Nuverra on the Company’s web site at http://www.nuverra.com, and in documents filed with the United States Securities and Exchange Commission, on the SEC’s web site at http://www.sec.gov.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this press release may include, without limitation, forecasts of growth, revenues, business activity, accounting reserves, adjusted EBITDA, pipeline expansion, borrowing base or credit facility availability, statements regarding possible divestitures, timing of such divestitures, acquisitions, financings and other matters that involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: difficulties encountered in acquiring and integrating businesses; uncertainties in evaluating goodwill and long-lived assets for potential impairment; potential financial impact of litigation; whether certain markets grow as anticipated; pricing pressures; risks associated with our indebtedness; low oil and or natural gas prices; changes in customer drilling activities and capital expenditure plans; shifts in production into shale areas in which we currently do not have operations; control of costs and expenses; changes in credit markets and, in particular, changes impacting potential syndication of secured lender positions; and the competitive and regulatory environment. Additional risks and uncertainties are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as well as the Company’s other reports filed with the United States Securities and Exchange Commission, which are available at http://www.sec.gov/ as well as the Company’s web site at http://www.nuverra.com/.As a result of the foregoing considerations, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Liz Merritt	- or -	Brandi Piacente
Nuverra Environmental Solutions, Inc.		The Piacente Group, Inc.
602-903-7802		212-481-2050
ir@nuverra.com		nuverra@tpg-ir.com